Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

NII HOLDINGS, INC.

(Amended and Restated as of May 22, 2013)

NII Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify:
1. The name of the corporation is NII Holdings, Inc. (the “Corporation”). The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on October 18, 2000 under the name of NII Acquisition Company. A Certificate of Merger was filed with the Secretary of State on November 28, 2000. A Certificate of Amendment was filed with the Secretary of State on December 21, 2001. A Restated Certificate of Incorporation was filed with the Secretary of State on November 12, 2002. Certificates of Amendment were filed with the Secretary of State on May 5, 2004 and on May 4, 2006.
2. The Amended and Restated Certificate of Incorporation (as amended from time to time, the “Certificate of Incorporation”), which both restates and further amends the provisions of the Corporation's Restated Certificate of Incorporation as hereinafter set forth, was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law on May 22, 2013.
3. The text of the Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

FIRST:         The name of the Corporation is:
NII Holdings, Inc.
SECOND:     The address of its registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD:     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH:     Authorized Shares.

The total authorized number of shares of all classes of capital stock which the Corporation has authority to issue is six hundred ten million 610,000,000) shares, divided into two classes as follows:

Six hundred million (600,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”); and
Ten million (10,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).
A.    Common Stock.

1.    Voting Rights. Subject to any voting rights granted to Preferred Stock outstanding at the time, each share of Common Stock shall be entitled to one (1) vote per share, in person or by proxy, on all matters submitted to a vote of the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote. Except as otherwise required in this Certificate of Incorporation, the Corporation's Bylaws or by applicable law, the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation generally (or if any holders of shares of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of shares of Preferred Stock, if any).

2.    Dividends and Distributions. Subject to the preferences applicable to any Preferred Stock outstanding at any time, if any, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Corporation's Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

3.    Liquidation. If the Corporation shall be liquidated (either partial or complete), dissolved or wound up, whether voluntarily or involuntarily, the holders of the Common Stock shall be entitled to share ratably in the net assets of the Corporation remaining after payment of all liquidation preferences, if any, applicable to any outstanding Preferred Stock.

B.    Undesignated Preferred Stock.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock as preferred stock of one or more series and in connection with the creation of any such series to fix by the resolution or resolutions providing for the issue of shares thereof the designation, voting powers, preferences, and relative, participating, optional, or other special rights of such series, and the qualifications, limitations, or restrictions thereof. Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such series of stock may be made dependent upon facts ascertainable outside the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors, provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors. Such authority of the Board of Directors with respect to each such series shall include, but not be limited to, the determination of the following:

(1)    the distinctive designation of, and the number of shares comprising, such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

(2)    the dividend rate or amount for such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or any other series of any class or classes of stock, and whether such dividends shall be cumulative, and if so, from which date or dates for such series;

(3)    whether or not the shares of such series shall be subject to redemption by the Corporation and the times, prices and other terms and conditions of such redemption;

(4)    whether or not the shares of such series shall be subject to the operation of a sinking fund or purchase fund to be applied to the redemption or purchase of such shares and if such a fund be established, the amount thereof and the terms and provisions relative to the application thereof;

(5)    whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes, or of any other series of any class or classes, of stock of the Corporation and if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

(6)    whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if they are to have such additional voting rights, the extent thereof;

(7)    the rights of the shares of such series in the event of any liquidation, dissolution, or winding up of the Corporation or upon any distribution of its assets; and

(8)    any other powers, preferences, and relative, participating, optional, or other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof, to the full extent now or hereafter permitted by law and not inconsistent with the provisions hereof.

FIFTH:

A.    The number of directors constituting the Board of Directors shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation, but in no case may the number of directors be less than one, and provided that, as long as the Board is divided into classes, the number of directors shall not be less than three.

B.    Until the 2016 Annual Meeting of Stockholders, the Board of Directors shall be divided into three classes, with the term of office of one class expiring each year. Each director elected at or prior to the 2013 Annual Meeting of Stockholders shall hold office for a three-year term until the next applicable election or until such director's successor is elected and qualified or such director's earlier resignation or removal. At the 2014 Annual Meeting of Stockholders, the directors elected to succeed those directors whose terms expire at the meeting shall be elected to a term of office to expire at the 2015 Annual Meeting of Stockholders and until such director's successor is elected and qualified or such director's earlier resignation or removal (with each remaining director whose term does not expire at such meeting being referred to for the remainder of such term as a “Continuing Classified Director”); at the 2015 Annual Meeting of Stockholders, the directors elected to succeed those directors whose terms expire at that meeting shall be elected to a term of office to expire at the 2016 Annual Meeting of Stockholders and until such director's successor is elected and qualified or such director's earlier resignation or removal; and at the 2016 Annual Meeting of Stockholders, and each annual meeting of stockholders thereafter, each director shall be elected for a term expiring at the next annual meeting of stockholders and until such director's successor is elected and qualified, or such director's earlier resignation or removal.

SIXTH:        The Board of Directors is authorized to make, alter or repeal the Bylaws of the Corporation.

SEVENTH:

A.    To the fullest extent permitted by the Delaware General Corporation Law as it now exists and as it may hereafter be amended, no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of any fiduciary or other duty as a director, provided that this provision shall not eliminate or limit the liability of a director (1) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit.

B.    The rights and authority conferred in this Article SEVENTH shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

C.    Neither the amendment, alteration or repeal of this Article SEVENTH, nor the adoption of any provision inconsistent with this Article SEVENTH, shall adversely affect any right or protection of a director of the

Corporation existing at the time of such amendment, alteration or repeal with respect to acts or omissions occurring prior to such amendment, alteration, repeal or adoption.

D.    Any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in the right of the Corporation or otherwise (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor to the Corporation by merger or otherwise) to the fullest extent authorized by, and subject to the conditions and (except as provided herein) procedures set forth in the Delaware General Corporation Law, as the same exists or may hereafter be amended (but any such amendment shall not be deemed to limit or prohibit the rights of indemnification hereunder for past acts or omissions of any such person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the Corporation to provide prior to such amendment), against all expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. Persons who are not directors or officers of the Corporation and are not serving at the request of the Corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the Corporation. The indemnification conferred in this Clause D shall also include the right to be paid by the Corporation the expenses (including attorneys' fees) incurred in the defense of or other involvement in any proceeding in advance of its final disposition; provided, however, that payment of expenses (including attorneys' fees) incurred by a person in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such person to repay all amounts so paid in advance if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Clause D.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation this 22nd day of May, 2013.

NII HOLDINGS, INC.

By: /s/ Gary D. Begeman
Name: Gary D. Begeman
Office: Executive Vice President, General Counsel and Secretary